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                                                                     EXHIBIT 5.1

           MUCH SHELIST FREED DENENBERG AMENT BELL & RUBENSTEIN, P.C.
                      200 North LaSalle Street, Suite 2100
                             Chicago, Illinois 60601
                            Telephone: (312) 346-3100


                                  May 14, 1998



Board of Directors
Success Bancshares, Inc.
One Marriott Drive
Lincolnshire, Illinois  60069

         Re:      Registration Statement on Form S-1

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of up to $17,250,000 aggregate principal amount of Junior Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") of Success Bancshares, Inc., a Delaware corporation (the "Corporation"), up to $17,250,000 aggregate liquidation amount of Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of Success Capital Trust I, a business trust created under the laws of the State of Delaware (the "Issuer"), and the Guarantee with respect to the Trust Preferred Securities (the "Guarantee") to be executed and delivered by the Corporation for the benefit of the holders from time to time of the Trust Preferred Securities, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, when:

                  (i) the Registration Statement relating to the Junior Subordinated Debentures, the Trust Preferred Securities and the Guarantee has become effective under the Act;

                  (ii) the Guarantee Agreement relating to the Guarantee with respect to the Trust Preferred Securities of the Issuer has been duly executed and delivered;

                  (iii) the Junior Subordinated Debentures have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement; and

                  (iv) the Trust Preferred Securities have been duly executed in accordance with the Amended and Restated Trust Agreement of the


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         Issuer and issued and delivered as contemplated in the Registration
         Statement,

the Junior Subordinated Debentures and the Guarantee relating to the Trust Preferred Securities of the Issuer will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         We understand that you have received an opinion regarding the Trust Preferred Securities from Morris, Nichols, Arsht & Tunnell, special Delaware counsel for the Corporation and the Issuer. We are expressing no opinion with respect to the matters contained in such opinion.

         Also, we have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                   Very truly yours,

                                                   MUCH SHELIST FREED DENENBERG
                                                   AMENT BELL & RUBENSTEIN, P.C.




                                                   By: /s/  Steven Schwartz
                                                      --------------------------
                                                      Steven Schwartz, a Partner


/kar